Filed Pursuant to Rule 433
Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

FLOATING RATE SENIOR NOTES, DUE AUGUST 2017

FINAL TERM SHEET

Dated August 21, 2014

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	Floating Rate Senior Notes, due August 2017
Aggregate Principal Amount Initially Being Issued:	$500,000,000
Issue Price:	100.000%
Trade Date:	August 21, 2014
Settlement Date:	August 26, 2014 (T+3)
Maturity Date:	August 25, 2017
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters)
Index Maturity:	90 days
Spread:	61 basis points
Interest Payment Dates and Interest Reset Dates:	February 25, May 25, August 25, and November 25 of each year, beginning on November 25, 2014, subject to adjustment in accordance with the modified following business day convention.
Interest Periods:	Quarterly. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, November 25, 2014, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

The Huntington Investment Company

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

Junior Co-Managers:	Apto Partners, LLC Lebenthal & Co., LLC
CUSIP:	06051GFK0
ISIN:	US06051GFK04
Concurrent Offering:

$3,000,000,000 4.200% Subordinated Notes, due August 2024

$1,000,000,000 1.700% Senior Notes, due August 2017

The settlement of the Floating Rate Senior Notes, due August 2017 is not contingent on the settlement of either of the concurrent offerings.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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